Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

Hallmark Financial Services, Inc. and subsidiaries

Dallas, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-140000), Form S-8 (No. 333-160050), Form S-8 (No. 333-210078) and S-3 (No. 333-231502) of Hallmark Financial Services, Inc. of our report dated March 15, 2021, relating to the consolidated financial statements and financial statement schedules and the effectiveness of internal control over financial reporting, which appear in this annual report on Form 10-K for the year ended December 31, 2020.

/s/ BAKER TILLY US, LLP

Milwaukee, Wisconsin

March 15, 2021